Exhibit 2.1
Christopher Alliotts (CA Bar No. 161302)
Marcus A. Tompkins (CA Bar No. 190922)
SULMEYERKUPETZ
A Professional Corporation
1080 Marsh Road, Suite 110
Menlo Park, California 94025
Telephone: 650.326.2245
Facsimile: 650.326.5134
Attorneys for Official Committee of Unsecured Creditors
Van C. Durrer, II (CA Bar No. 226693)
Kurt Ramlo (CA Bar No. 166856)
Melissa T. Kahn (CA Bar No. 229185)
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Telephone: 213.687.5000
Facsimile: 213.687.5600
Attorneys for Debtors and Debtors in Possession
UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF CALIFORNIA, SAN FRANCISCO DIVISION

In re	Case No. 05-30145 TEC Case No. 05-30146 TEC

Jointly Administered Chapter 11 Cases

FIRST VIRTUAL COMMUNICATIONS, INC., Debtor.	JOINT CHAPTER 11 PLAN OF REORGANIZATION PROPOSED BY DEBTORS AND OFFICIAL COMMITTEE OF UNSECURED CREDITORS (Dated August 24, 2005)

In re	Plan Confirmation Hearing

	DATE:	[To Be Set]
	TIME:	[To Be Set]
CUseeMe NETWORKS, INC.	PLACE:	U.S. Bankruptcy Court
Courtroom 23
Debtor.		235 Pine Street
San Francisco, CA 94104
	JUDGE:	Hon. Thomas E. Carlson

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Page
L. Post-Confirmation Status Report	50

M. Post-Confirmation Conversion/Dismissal	50

N. Supremacy Clause	50

O. Final Decree	50

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I.
INTRODUCTION
     First Virtual Communications, Inc., a Delaware corporation, and its wholly-owned subsidiary, CUseeMe Networks, Inc., a Delaware corporation, are the debtors and debtors in possession in the above-captioned jointly administered Chapter 11 bankruptcy cases. On January 20, 2005, the Debtors commenced their bankruptcy cases by each filing a voluntary Chapter 11 petition under the United States Bankruptcy Code with the United States Bankruptcy Court for the Northern District of California, San Francisco Division. This document is the Joint Chapter 11 Plan proposed by the Debtors and the Official Committee of Unsecured Creditors appointed in the bankruptcy cases. Sent to you in the same envelope as this document is the Disclosure Statement which has been approved by the Court, and which is provided to help you understand the Plan.
     This Plan is a plan of reorganization. Pursuant to this Plan, it is anticipated that the Liquidating Trustee will (1) facilitate the Merger of FVC and U.S. Dry Cleaning, (2) make payments to Creditors and holders of Interests of the Debtors by distributing proceeds received from the sale of the Debtors’ assets and any other amounts recovered from the prosecution of the Causes of Action, and (3) distribute the shares of New Common Stock to be issued to the Estate pursuant to the Merger of FVC and U.S. Dry Cleaning, which shall be equal to 3.25% of the issued and outstanding common stock of the Reorganized Debtor on the Effective Date or approximately 275,698 shares of New Common Stock.
     In addition, the Plan contemplates the substantive consolidation of the Debtors’ Chapter 11 estates, such that all of the assets and liabilities of each estate will be treated as one and the same. The Plan Proponents will file a separate motion, to be heard at the same time as confirmation of the Plan, for such substantive consolidation, which is needed to eliminate any issue over the allocation of assets and liabilities between the separate Chapter 11 estates resulting from the incomplete acquisition of CUseeMe by FVC and to avoid the substantial fees and costs associated with making that determination.

     Finally, the Plan provides for the distribution of all of the Debtors’ assets in accordance with the priority scheme set forth in the Bankruptcy Code. There may be Persons who may wish to claim a lien or other interest in such property. Any Person who wishes to assert a lien or other interest in such property must file a written objection to confirmation of the Plan and serve such objection on counsel for the Debtors and the Committee by no later than ___, 2005. Absent such an objection, the right to assert a lien or other interest in property of the Debtors’ Chapter 11 estates will be forever barred.
     If confirmed, the Effective Date of the Plan shall be ___, 2005.
II.
DEFINITIONS AND INTERPRETATION
A. Definitions
     In addition to such other terms as are defined in other sections of this Plan, the terms below shall have the following meanings:
     1. “Administrative Expense Claim” means a Claim under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including but not limited to: (a) the actual and necessary costs and expenses of preserving the Estate, (b) the actual and necessary costs and expenses of operating the business of the Debtors, (c) compensation and reimbursement of expenses for legal and other services awarded under sections 328, 330(a) and 331 of the Bankruptcy Code, and (d) all fees and charges assessed against the Estate pursuant to Chapter 123 of Title 28, United States Code (28 U.S.C. §§ 1911 et seq.).
     2. “Allowed” means, with respect to a Claim or Equity Interest (other than an Administrative Expense Claim):
               (a) A Claim or Equity Interest (i) either listed by the Debtors on their Schedules as other than disputed, unliquidated, or contingent; or asserted in a proof of claim which was timely and properly filed or late filed with leave of the Bankruptcy Court or by written agreement with the Debtors or the Liquidating Trustee (with the consent of the Committee); and (ii) not objected to on or before the expiration of the time within which to object to such Claim or Equity Interest as set forth in the Plan or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been withdrawn or determined by a Final Order to the extent such objection is determined in favor of the respective holder; or
               (b) A Claim or Equity Interest that has been allowed by Final Order or by stipulation between the holder of the Claim or Equity Interest and the Liquidating Trustee as to the amount and nature of the Claim or Equity Interest.
               With respect to an Administrative Expense Claim, “Allowed “ means any Administrative Expense Claim for which a request for payment was timely and properly filed and served in accordance with Article III.B.1.a of the Plan; to the extent such request is approved by Final Order of the Bankruptcy Court, except that a request for fees and charges assessed against the Estate pursuant to Chapter 123 of Title 28, United States Code (28 U.S.C. §§ 1911 et seq.), need not be approved by Final Order of the Bankruptcy Court if such fees are not objected to on or before the expiration of the time within which to object to such Claim as set forth in the Plan relating thereto. Administrative Expense Claims paid prior to the Effective Date shall be deemed Allowed.
               Unless otherwise specified in the Plan or by order of the Bankruptcy Court, an Allowed Claim shall not, for purposes of computation of distributions under the Plan, include interest on such Claim from and after the Petition Date.
     3. “Allowed Investments” means only the following investments: demand and time deposits, such as short-term certificates of deposit in banks or other savings institutions rated AA or better by Moody’s or Standard & Poor’s or other high quality temporary liquid investments, such as United States Treasury Bills or Notes, or such other investments as may be authorized by the Bankruptcy Court.
     4. “Bankruptcy Code” means title 11 of the United States Code (i.e. 11 U.S.C. §§ 101 et seq.), including all amendments thereto, to the extent such amendments apply to the Chapter 11 Cases.

     5. “Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of California, San Francisco Division, or such other court as may have jurisdiction over the Chapter 11 Cases.
     6. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated pursuant to 28 U.S.C. § 2075, including all amendments thereto, to the extent such amendments apply to the Chapter 11 Cases.
     7. “Business Day” means any day except Saturday, Sunday or any “legal holiday” as defined by Bankruptcy Rule 9006(a).
     8. “Cash” means legal tender of the United States of America.
     9. “Causes of Action” means all claims, rights and causes of action that could have been brought by or on behalf of the Debtors, whether arising before, on or after the Petition Date, known or unknown, suspected or unsuspected, in law or in equity, including but not limited to (a) those referred to in the Disclosure Statement, (b) causes of action under sections 542, 544, 545, 546, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code, (c) derivative claims, and (d) rights to setoff or recoupment. However, pursuant to the Debtors’ asset purchase agreement with RADvision, Ltd., which was approved by an order of the Bankruptcy Court, the Estate is barred from prosecuting any causes of action against third parties having an ongoing relationship with RADvision, Ltd.
     10. “Chapter 11 Cases” means the jointly administered cases under Chapter 11 of the Bankruptcy Code commenced by FVC and CUseeMe, respectively, bearing case numbers 05-30145-TEC and 05-30146-TEC.
     11. “Claim” means (a) any right to payment from any Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment from any Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; in either case, however, only to the extent such right arose prior to the Effective Date.
     12. “Claim Distribution Record Date” means the record date for purposes of making distributions under the Plan, which date shall be the date of entry of the order approving the Disclosure Statement.
     13. “Class” means a category of Claims or Equity Interests as designated in Article III of the Plan.
     14. “Collateral” means any property or interest in property of the Estate subject to a lien to secure the payment or performance of a Claim, which lien is valid, perfected and enforceable under applicable law, and is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.
     15. “Committee” means the Official Committee of Unsecured Creditors appointed by the U.S. Trustee in the Chapter 11 Cases on January 25, 2005, as constituted as of the Effective Date, and as it may thereafter be reconstituted in accordance with the Plan.
     16. “Committee’s Counsel” means SulmeyerKupetz, a Professional Corporation, or its successors.
     17. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order.
     18. “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan in accordance with section 1129 of the Bankruptcy Code.
     19. “Creditor” means the holder of a Claim, whether or not such Claim is an Allowed Claim.
     20. “CUseeMe” means CUseeMe Networks, Inc., a Delaware corporation, whether as a debtor or as a debtor in possession in the Chapter 11 Cases.
     21. “Debtors” mean (a) First Virtual Communications, Inc., a Delaware corporation, and (2) CUseeMe Networks, Inc., a Delaware corporation; whether as debtors or as debtors in possession in the Chapter 11 Cases.

     22. “Debtors’ Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP, or its successors.
     23. “Disclosure Statement” means the disclosure statement describing the Plan, including all exhibits thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.
     24. “Disputed Claim” means with respect to a Claim proof of which has been filed with the Bankruptcy Court and (a) which is listed on the Schedules at zero or as disputed, unliquidated, or contingent, and which has not been resolved by written agreement between the claimant and the Liquidating Trustee, or by a Final Order; or (b) as to which any other party in interest has filed an objection in accordance with the Bankruptcy Code, the Bankruptcy Rules, and this Plan, which objection has not been settled, withdrawn, waived through payment, or overruled by a Final Order. Prior to (i) the time an objection is filed and (ii) expiration of the time within which an objection to such Claim must be filed pursuant to this Plan or a Final Order, a Claim shall be considered a Disputed Claim to the extent that the amount of such Claim specified in a Proof of Claim exceeds the amount of such Claim scheduled by the Debtor(s) as undisputed, noncontingent and liquidated.
     25. “Disputed Claims Reserve” means the reserve established in accordance with Article VI of this Plan.
     26. “Disputed Claims Reserve Account” means a deposit account, interest bearing if possible, opened by the Liquidating Trustee at an F.D.I.C. insured depository institution into which shall be deposited Cash representing Unclaimed Property and Cash sufficient to fund the Disputed Claims Reserve.
     27. “Effective Date” means the date on which the Plan shall become effective, which is the first Business Day at least eleven (11) days after the Confirmation Date, on which no stay of the Confirmation Order is in effect.
     28. “Employee Benefit Programs” means all health, dental, flexible medical payment, pension, welfare and retirement plans, and life and disability insurance policies,

established by the Debtors for the benefit of their employees, whether or not such plans or programs were or had been terminated according to their terms before or after the Petition Date or during the Chapter 11 Cases.
     29. “Equity Interest” means (a) a share in the Debtors, whether or not transferable or denominated “stock,” or similar security; or (b) a warrant or right, other than a right to convert, to purchase, sell or subscribe to a share or security.
     30. “Estate” means the estates of the Debtors created pursuant to section 541(a) of the Bankruptcy Code, as consolidated pursuant to Article IV.A of the Plan.
     31. “Excess Cash” means the monies available for distribution on General Unsecured Claims, which equals the remaining Cash held by the Liquidating Trust after payment or reservation of all amounts to be distributed under the Plan to the holders of Administrative Expense Claims, Priority Claims, Secured Claims, and Post-Effective Date Administrative Fees and Expenses.
     32. “Final Order” means an order, judgment or other decree of the Court or any Court of competent jurisdiction: (a) the operation or effect of which has not been stayed or reversed; (b) as to which no appeal, review, or rehearing is pending, and as to which the time for appeal, review or rehearing has expired; (c) as to which any right to appeal or move for review or rehearing has been waived in writing in form and substance satisfactory to the Liquidating Trustee; or (d) as to which any appeal, review or rehearing has been resolved, and the time to take any further appeal, review or rehearing has expired.
     33. “FVC” means First Virtual Communications, Inc., a Delaware corporation, whether as a debtor or as a debtor in possession in the Chapter 11 Cases.
     34. “General Unsecured Claim” means any Claim against the Debtors that is not a Secured Claim, an Administrative Expense Claim, a Priority Claim, a Penalty Claim, a Preferred Stock Interest, a Post-Effective Date Administrative Fee and Expense, an Old Common Stock Interest, or an Intercompany Claim.

     35. “Intercompany Claim” means a Claim held by FVC against CUseeMe, or a Claim held by CUseeMe against FVC.
     36. “Liquidating Trust” means the entity established pursuant to Article IV of the Plan for the purpose of holding and distributing the Trust Assets to the holders of Claims and Equity Interests in accordance with the Plan.
     37. “Liquidating Trust Agreement” means the agreement that will create the Liquidating Trust and govern its affairs and administration. The Liquidating Trust Agreement will be in substantially the form attached hereto as Exhibit A.
     38. “Liquidating Trustee” means Gregory Sterling of Receivers Incorporated, who has been appointed Chief Restructuring Officer and designated the Estate’s Responsible Individual by order dated June 7, 2005 and who shall be appointed in accordance with the Liquidating Trust Agreement to administer the Liquidating Trust.
     39. “Local Bankruptcy Rules” means the “Bankruptcy Local Rules” adopted by the Bankruptcy Court.
     40. “Merger” means the merger of FVC with and into U.S. Dry Cleaning that is to close on or prior to the Effective Date and which will result in the Estate receiving shares of New Common Stock equal to 3.25% of the issued and outstanding common stock of the Reorganized Debtor or approximately 275,698 shares of New Common Stock.
     41. “New Common Stock” means all shares of the common stock of the Reorganized Debtor issued on or after the Effective Date pursuant to this Plan.
     42. “Old Common Stock” means all shares of the common stock of FVC issued and outstanding immediately before the Effective Date, any Equity Interests in FVC’s common stock, and any other right or related Claim with respect to FVC’s common stock (including any Claim subordinated to the priority of FVC’s common stock in accordance with section 510 of the Bankruptcy Code).
     43. “Penalty Claim” means a Claim by a governmental unit for a penalty or other non-pecuniary loss.

     44. “Person” has the meaning ascribed to such term in section 101(41) of the Bankruptcy Code.
     45. “Petition Date” means January 20, 2005.
     46. “Plan” means this Joint Chapter 11 Plan of Reorganization, either in its present form or as amended or modified, including all exhibits hereto.
     47. “Plan Disbursement Account” means a deposit account opened by the Liquidating Trustee at an F.D.I.C. insured depository institution, interest-bearing if possible, into which shall be deposited Cash for Distributions in accordance with the Plan.
     48. “Plan Proponents” means the Debtors and the Committee.
     49. “Post-Effective Date Administrative Fees and Expenses” means fees and expenses incurred by the Liquidating Trust or the Estate on or after the Effective Date, including but not limited to compensation of Professionals, quarterly fees payable to the U.S. Trustee pursuant to 28 U.S.C. § 1930(a)(6), and tax obligations.
     50. “Preferred Stock Interest” means the preferred stock of FVC issued and outstanding immediately before the Effective Date, any Equity Interests in FVC’s preferred stock, and any other right or related Claim with respect to FVC’s preferred stock (including any Claim subordinated to the priority of FVC’s preferred stock in accordance with section 510 of the Bankruptcy Code).
     51. “Priority Claim” means a Priority Non-Tax Claim or a Priority Tax Claim. For purposes of distribution and otherwise under the Plan, an Allowed Priority Tax Claim shall not include any amounts claimed for penalties or other non-pecuniary loss; such amounts shall be separately classified in a Class junior to all Claims for pecuniary losses.
     52. “Priority Non-Tax Claim” means a Claim entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code, other than an Administrative Expense Claim or a Priority Tax Claim.
     53. “Priority Tax Claim” means any Claim against the Debtors or the Estate entitled to priority in payment as specified in section 507(a)(8) of the Bankruptcy Code.

For purposes of distribution and otherwise under the Plan, an Allowed Priority Tax Claim shall not include any amounts claimed for penalties or other non-pecuniary loss; such amounts shall be separately classified in a Class junior to all Claims for pecuniary losses.
     54. “Professional” means any Person or entity (a) retained in the Bankruptcy Case pursuant to an order of the Court in accordance with sections 327 or 1103 of the Bankruptcy Code, or (b) an attorney, accountant, appraiser, auctioneer, or other professional employed by the Liquidating Trustee or the Committee, if any, on or after the Effective Date.
     55. “Pro Rata” means, except as otherwise expressly provided in the Plan, a number (expressed as a percentage) equal to the proportion that an Allowed Claim or Equity Interest in a particular Class bears to the aggregate amount of: (a) Allowed Claims or Equity Interests, plus (b) Disputed Claims or Equity Interest (in their aggregate face amount) in such Class as of the date of determination.
     56. “Reorganized Debtor” means First Virtual Communications, Inc., a Delaware corporation, as of the Effective Date and thereafter, as reorganized pursuant to this Plan and the Confirmation Order, to be known as U.S. Dry Cleaning Corporation.
     57. “Schedules” means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtors as required by section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, including any supplements or amendments thereto through the Confirmation Date.
     58. “Secured Claim” means a Claim held by any Person against the Debtors or the Estate that is secured by Collateral, but only to the extent of the value, as set forth in the Plan, as agreed to by the holder of such Claim and the Estate, or as determined by a Final Order of the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code, of such entity’s interest in the Estate’s interest in such property; provided, however, that a Secured Claim shall not include any portion of the Claim to the extent that the value of such entity’s interest in the Estate’s interest in such property is less than the amount of such Claim.

     59. “Secured Non-Tax Claim” means a Secured Claim other than a Secured Tax Claim.
     60. “Secured Tax Claim” means a Secured Claim of a governmental unit. For purposes of distribution and otherwise under the Plan, an Allowed Secured Tax Claim shall not include any amounts claimed for penalties or other non-pecuniary loss; such amounts shall be separately classified in a Class junior to all Claims for pecuniary losses.
     61. “Trust Assets” means all property held by the Liquidating Trust, including, but not be limited to: (a) property of the Estate transferred to the Liquidating Trust in accordance with Article IV.C.3 of the Plan, (b) any amounts recovered by the Liquidating Trust from the prosecution of Causes of Action, (c) the shares of New Common Stock to be issued to the Estate pursuant to the Merger of FVC and U.S. Dry Cleaning, which shall be equal to 3.25% of the issued and outstanding common stock of the Reorganized Debtor on the Effective Date or approximately 275,698 shares of New Common Stock, and (d) any other property of the Estate received or recovered by the Liquidating Trust.
     62. “U.S. Dry Cleaning” means U.S. Dry Cleaning Corporation, a Delaware Corporation.
     63. “U.S. Trustee” means the United States Trustee appointed to serve in the Northern District of California pursuant to 28 U.S.C. § 581.
B. Interpretation; Rules of Construction; Computation of Time
               1. Any term used in this Plan that is not defined herein, whether in this Article II or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning subscribed to that term in (and shall be construed in accordance with the rules of construction under) the Bankruptcy Code or the Bankruptcy Rules.
               2. The words herein, hereof, hereto, hereunder and others of similar import refer to this Plan as a whole and not to any particular article, section, subsection or clause contained in this Plan.
               3. Unless specified otherwise in a particular reference, a reference in this Plan to an article or a section is a reference to that article or section of this Plan.

               4. Any reference in this Plan to a document being in a particular form means that the document shall be in substantially such form.
               5. Any reference in this Plan to an existing document means such document, and any amendments, modifications or supplements thereto.
               6. Whenever it is appropriate from the context, each term stated in either the singular or the plural shall include both the singular and the plural.
               7. In addition to the foregoing, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan.
               8. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.
               9. All Exhibits to this Plan are incorporated into this Plan, and shall be deemed included in this Plan, regardless of when filed with the Court.
III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS
A. General Overview
     As required by the Bankruptcy Code, the Plan classifies Claims and Equity Interests into various classes according to their right to priority of payments as provided in the Bankruptcy Code. The Plan states whether each class of Claims or Equity Interests is impaired or unimpaired. The Plan provides the treatment each Class will receive under the Plan.
B. Unclassified Claims
     Certain types of Claims are not placed into voting Classes; instead, they are unclassified. They are not considered impaired and they do not vote on the Plan because they are automatically entitled to specific treatment provided for them in the Bankruptcy Code. As such, the Plan Proponents have not placed the following Claims into a Class. The treatment of these Claims is provided below.

     1. Administrative Expense Claims
          a. Bar Date for Requests
          Except for requests by Professionals for fees and reimbursement of expenses, all requests for payment of Administrative Expense Claims must be filed with the Bankruptcy Court and served on the Liquidating Trustee, the Committee’s Counsel, and the U.S. Trustee on or before ten (10) days after the Effective Date. Any Person who fails to file a request for payment of an Administrative Expense Claim in accordance with the Plan shall be forever barred from asserting such Administrative Expense Claim against the Debtors, the Estate or the Liquidating Trust, and shall receive no distribution under the Plan. Notwithstanding this deadline, anyone whose Administrative Expense Claims have been paid in full by the Debtors prior to the Effective Date need not comply with this subsection.
               Any objection to a request for payment of an Administrative Expense Claim must be filed within the time period, and served upon the parties specified in, the applicable Local Bankruptcy Rules and this Plan.
          b. Treatment
          Each holder of an unpaid and Allowed Administrative Expense Claim shall receive an amount in Cash equal to the Allowed amount of such Claim on or as soon as reasonably practicable after the later of (i) the Effective Date, or (ii) the date such Administrative Expense Claim becomes Allowed; provided, however, that an Allowed Administrative Expense Claim that is a post-Petition Date trade payable incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto. Distributions to holders of Administrative Expense Claims under the Plan shall be made by the Liquidating Trustee.
     2. Priority Tax Claims
          In accordance with section 1129(a)(9)(C) of the Bankruptcy Code, each holder of an unpaid and Allowed Priority Tax Claim shall receive an amount in Cash equal to the Allowed amount of such Claim on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date such Priority Tax Claim becomes Allowed; or (iii) if the payment on the Claim is not due as of the Effective Date, the date the payment is due in the ordinary course of the Debtors’ business. For purposes of distribution and otherwise under the Plan, an Allowed Priority Tax Claim shall not include any amounts claimed for penalties or other non-pecuniary loss; such amounts shall be separately classified in a Class junior to all other Classes for pecuniary losses. Distributions to holders of Priority Tax Claims under the Plan shall be made by the Liquidating Trustee.
C. Classified Claims and Interests
     1. Class 1 — Secured Tax Claims
          a. Impairment and Voting
          Class 1 is impaired by the Plan, and holders of Class 1 Claims are entitled to vote on the Plan.
          b. Treatment
          Unless otherwise agreed, each holder of an unpaid and Allowed Class 1 Claim shall receive an amount in Cash equal to the Allowed amount of such Claim on or as soon as reasonably practicable after the later of: (i) the Effective Date, (ii) the date such Claim becomes Allowed; or (iii) if the payment on the Claim is not due until after the Effective Date, the date the payment is due in the ordinary course of the Debtors’ business. No deficiency claim will be Allowed, as set forth in section 502(b)(3) of the Bankruptcy Code. For purposes of distribution and otherwise under the Plan, an Allowed Secured Tax Claim shall not include any amounts claimed for penalties or other non-pecuniary loss; such amounts shall be separately classified in a Class junior to all other Classes for pecuniary losses. Distributions to holders of Class 1 Claims under the Plan shall be made by the Liquidating Trustee.

     2. Class 2 — Secured Non-Tax Claims
          a. Impairment and Voting
          Class 2 is not impaired by the Plan, and holders of Class 2 Claims are not entitled to vote on the Plan. Holders of Class 2 Claims are conclusively presumed to have accepted the Plan.
          b. Treatment
          Each unpaid Allowed Class 2 Claim shall (i) be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, or (ii) receive such other treatment as the Liquidating Trustee, the Committee and the holder of the Claim agree to in writing. The Liquidating Trustee shall satisfy any obligations resulting from such reinstatement or agreement.
     3. Class 3 — Priority Non-Tax Claims
          a. Impairment and Voting
          Class 3 is not impaired by the Plan, and holders of Class 3 Claims are not entitled to vote on the Plan. Holders of Class 3 Claims are conclusively presumed to have accepted the Plan.
          b. Treatment
          Unless otherwise agreed, each holder of an Allowed Class 3 Claim shall receive an amount in Cash equal to the Allowed amount of such Claim on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date such Claim becomes Allowed; or (iii) if the payment on the Claim is not due as of the Effective Date, the date the payment is due in the ordinary course of the Debtors’ business. Distributions to holders of Class 3 Claims under the Plan shall be made by the Liquidating Trustee.
     4. Class 4 — General Unsecured Claims
          a. Impairment and Voting
          Class 4 is impaired by the Plan, and holders of Class 4 Claims are entitled to vote on the Plan.

          b. Treatment
          Except to the extent that a holder of a General Unsecured Claim agrees to different treatment, holders of Allowed Class 4 Claims shall receive an amount equal to no more than the Allowed amount of such Claim (1) in New Common Stock equal in number to the Pro Rata share of 3.25% of the issued and outstanding common stock of the Reorganized Debtor on the Effective Date, which constitutes approximately 275,698 shares of New Common Stock, plus (2) Cash, equal to the Pro Rata share of the remaining Cash held by the Liquidating Trust after payment or reservation of all amounts to be distributed under the Plan to the holders of Administrative Expense Claims, Priority Claims, Secured Claims, and Post-Effective Date Administrative Fees and Expenses. Distributions will be made to Creditors holding General Unsecured Claims as soon as practicable after all of the Trust Assets have been liquidated (other than the New Common Stock) and all Disputed Claims have been resolved in accordance with Article VI of the Plan. If appropriate, the Liquidating Trust may authorize interim distributions. Distributions to holders of General Unsecured Claims under the Plan shall be made by the Liquidating Trustee.
     5. Class 5 — Penalty Claims
          a. Impairment and Voting
          Class 5 is impaired by the Plan, and holders of Class 5 Penalty Claims are entitled to vote on the Plan.
          b. Treatment
          Except to the extent that a holder of an Allowed Class 5 Penalty Claim agrees to a different treatment, each holder of an Allowed Class 5 Penalty Claim shall receive an amount in Cash equal to its Pro Rata share of any Excess Cash remaining after Class 4 Claims have been paid in full with pre-petition interest. Distributions will be made to holders of Class 5 Penalty Claims as soon as practicable once all of the Debtors’ assets have been liquidated and all Disputed Claims have been resolved in accordance with Article VI of this Plan. Distributions to holders of Class 5 Penalty Claims under the Plan shall be made by the Liquidating Trustee.
     6. Class 6 — Preferred Stock Interests
          a. Impairment and Voting
          Class 6 is impaired by the Plan, and holders of Class 6 Preferred Stock Interests are entitled to vote on the Plan.
          b. Treatment
          Except to the extent that a holder of an Allowed Class 6 Preferred Stock Interest agrees to a different treatment, each holder of an Allowed Class 6 Preferred Stock Interest shall receive an amount in Cash equal to its Pro Rata share of any Excess Cash remaining after Class 5 Claims have been paid in full with pre-petition interest. Distributions will be made to holders of Class 6 Preferred Stock Interests as soon as practicable once all of the Debtors’ assets have been liquidated and all Disputed Claims have been resolved in accordance with Article VI of this Plan. Distributions to holders of Class 6 Preferred Stock Interests under the Plan shall be made by the Liquidating Trustee. All Class 6 Preferred Stock Interests shall be cancelled and extinguished on the Effective Date.
     7. Class 7 — Old Common Stock Interests
          a. Impairment and Voting
          Class 7 is impaired by the Plan. Because holders of Class 7 Old Common Stock Interests are not entitled to receive or retain any property under the Plan, holders of Class 7 Old Common Stock Interests are deemed not to have accepted the Plan.
          b. Treatment
          On the Effective Date, Class 7 Old Common Stock Interests shall be cancelled and extinguished and holders of Class 7 Old Common Stock Interests shall not be entitled to, and shall not receive, any property or interest in property on account of such Class 7 Old Common Stock Interests; provided, however, that after payment of all Class 6 Preferred Stock Interests in full, each holder of a Class 7 Old Common Stock

Interest shall receive an amount equal to such holder’s Pro Rata share of any remaining Cash held by the Liquidating Trust.
IV.
MEANS FOR IMPLEMENTATION AND EXECUTION OF THE PLAN
A. Substantive Consolidation
     On the Effective Date, all assets of FVC and CUseeMe shall be deemed merged and treated as though they were held by a single entity, and all liabilities of FVC and CUseeMe shall be treated as though they were owed by a single entity, for all purposes related to the Plan, including, but not limited to, voting, confirmation, and distribution. No distributions shall be made under the Plan on account of any Intercompany Claim. Any and all obligations of FVC arising from guarantees of CUseeMe’s liabilities, and any and all obligations of CUseeMe arising from guarantees of FVC’s liabilities, shall be deemed eliminated so that any Claim against one of the Debtors and any guarantee thereof executed by the other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the consolidated Debtors, and each and every Claim filed or to be filed in the Chapter 11 Cases shall be deemed filed against the consolidated Debtors. Such substantive consolidation shall not (other than for purposes related to the Plan) affect the legal and corporate structures of the Debtors.
B. Funding for the Plan
     The Plan will be funded by the Trust Assets, which include (a) all property of the Estate transferred to the Liquidating Trust in accordance with this Article of the Plan, (b) any amounts recovered by the Liquidating Trust from the prosecution of Causes of Action, (c) any other property of the Estate received or recovered by the Liquidating Trust, and (d) distribute the shares of New Common Stock to be issued to the Estate pursuant to the Merger of FVC and U.S. Dry Cleaning, which shall be equal to 3.25% of the issued and outstanding common stock of the Reorganized Debtor on the Effective Date or approximately 275,698 shares of New Common Stock.

C. The Liquidating Trust
     1. Appointment of Liquidating Trustee
          Gregory Sterling of Receivers Incorporated, who has been appointed Chief Restructuring Officer and designated the Estate’s Responsible Individual by order dated June 7, 2005, shall be appointed Liquidating Trustee in the Confirmation Order. Such appointment is subject to the terms of the Liquidating Trust Agreement.
     2. Establishment of Liquidating Trust
          On the Effective Date, the Debtors and the Liquidating Trustee shall execute the Liquidating Trust Agreement and shall take all other steps necessary to establish the Liquidating Trust. The Liquidating Trust shall be represented by, and shall act through, the Liquidating Trustee, and the affairs and administration of the Liquidating Trust shall be governed by the Plan, the Confirmation Order, the Liquidating Trust Agreement, and applicable bankruptcy and non-bankruptcy law.
     3. Transfer of Assets to the Liquidating Trust
          On the Effective Date, the Debtors shall transfer all of the Trust Assets to the Liquidating Trust, except for assets, including the Debtors’ computer system, needed to consummate the anticipated Merger of FVC and U.S. Dry Cleaning. The Debtors shall also execute and deliver all documents reasonably required by the Liquidating Trust, including the endorsement of any instruments, all business records of the Debtors, and authorizations to permit the Liquidating Trust to access all bank records, tax returns, and other files and records of the Debtors. All business records of the Debtors transferred to the Liquidating Trust shall constitute the business records of the Liquidating Trust pursuant to Federal Rule of Evidence 803(b) in any subsequent legal proceeding(s). The Liquidating Trust, after the Effective Date, shall control all of the Debtors’ applicable legal privileges, including control over the attorney-client privilege, for matters arising from or relating to transactions occurring, in whole or in part, prior to the Effective Date. Holders of Claims and Interests and other parties bound by the Plan shall look solely to the

Liquidating Trust for distributions to be made pursuant to the Plan, and the Reorganized Debtor will have no liability for pre-confirmation liabilities or obligations of the Debtors.
          On the Effective date, U.S. Dry Cleaning will merge with and into FVC. Upon successful completion of the Merger, the Liquidating Trust shall receive shares of New Common Stock equal to 3.25% of the issued and outstanding common stock of the Reorganized Debtor on the Effective Date or approximately 275,698 shares of New Common Stock for the benefit of the beneficiaries of the Liquidating Trust in accordance with the Plan, the Liquidating Trust Agreement, the Confirmation Order and applicable law. In accordance with order approving the retention of Gregory Sterling as Chief Reorganization Officer, he will receive 0.75% of common stock in the Reorganized Debtor or approximately 63,622 shares of New Common Stock, upon successful completion of the Merger; the 63,622 shares of New Common Stock to be issued to Gregory Sterling are in addition to the 275,698 shares of New Common Stock to be issued to the Liquidating Trust.
          U.S. Dry Cleaning has calculated, on a pro forma basis, that the value of the shares of New Common Stock equal to 3.25% of the issued and outstanding common stock of the Reorganized Debtor has an aggregate value of $520,000. It is anticipated that the common stock of the Reorganized Debtor, including the approximately 275,698 shares of New Common Stock, will begin to be publicly traded approximately two months following confirmation of the Plan. For purposes of calculating distributions to be made under the Plan, the value of the 275,698 shares of New Common Stock shall be calculated based upon the average closing bid price for a share of stock for the five (5) trading days prior to the close of trading on the sixtieth (60th) day following the first day that such stock was traded publicly. The Liquidating Trustee shall not distribute any of the New Common Stock any earlier than the later of (a) the sixtieth (60th) day following the first day that such stock was traded publicly, and (b) the date of the initial distribution (other than New Common Stock) to holders of Class 4 General Unsecured Claims.

          The transfer of assets to the Liquidating Trust shall be treated for federal income tax purposes and for all purposes of the Internal Revenue Code of 1986, as amended (the “Tax Code”) (e.g., sections 61(a)(12), 483, 1001, 1012 and 1274), as a transfer to creditors to the extent creditors are beneficiaries of the Liquidating Trust. The transfer will be treated as a deemed transfer to the beneficiary-creditors followed by a deemed transfer by the beneficiary-creditors to the Liquidating Trust. The beneficiaries of the Liquidating Trust shall be treated as the grantors and deemed owners of the Liquidating Trust for federal income tax purposes.
     4. Rights, Powers and Duties of Liquidating Trust/Trustee
          The Liquidating Trustee shall have all rights, powers and duties specified in this Plan, the Liquidating Trust Agreement, the Confirmation Order and applicable law. The Liquidating Trustee’s duties shall include, but not be limited to, converting to Cash the Trust Assets, making timely distributions, and not unduly prolonging the duration of the Liquidating Trust. The Liquidating Trustee’s rights and powers shall include, but not be limited to, the rights and powers of a debtor in possession under section 1107 of the Bankruptcy Code, the power to administer the Trust Assets, the power to prosecute any Causes of Action for the benefit of the Liquidating Trust in the event the Committee fails to do so, and to otherwise perform the functions and take the actions provided for or permitted in the Liquidating Trust Agreement. On the Effective Date, the Liquidating Trustee and the Committee shall be designated and serve as representatives of the Estate in accordance with section 1123(b)(3)(B) of the Code. Committee’s Counsel shall have authority to prosecute Causes of Action on behalf of the Liquidating Trustee.
     5. Prosecution of Causes of Action
          The Committee and the Liquidating Trustee may, but are not required to, prosecute, settle, adjust, retain, enforce or abandon any Cause of Action as representatives of the Estate under Section 1123(b) of the Bankruptcy Code or otherwise in accordance with the Plan and the Liquidating Trust Agreement. Any and all proceeds generated from the prosecution of the Causes of Action shall constitute property of the

Liquidating Trust to be distributed in accordance with the Plan. The Liquidating Trust shall not be subject to any counterclaims in respect of the Causes of Action; provided, however, that the Causes of Action will be subject to any setoff rights to the same extent as if the Debtors had pursued the Causes of Action themselves.
          Notwithstanding any provision or interpretation to the contrary (except Article IX of this Plan), nothing in the Plan or the Confirmation Order, including the entry thereof, or the Liquidating Trust Agreement shall constitute or be deemed to constitute a release, waiver, relinquishment or bar, in whole or in part, of any Causes of Action possessed by the Estate or the Debtors prior to the Effective Date. In the event that the Bankruptcy Court, or any other court of competent jurisdiction, determines that the assignment of any Causes of Action to the Liquidating Trust pursuant to this Plan is invalid or does not grant to the Liquidating Trust the standing to pursue such Causes of Action, then in such case the Liquidating Trust shall be deemed appointed as the representative of the Estate for purposes of pursuing such Causes of Action, and the proceeds thereof shall be distributed in accordance with the terms of the Plan.
     6. Post-Effective Date Administrative Fees and Expenses
          Except as otherwise ordered by the Bankruptcy Court, this Plan or the Liquidating Trust Agreement, the amount of any reasonable Post-Effective Date Administrative Fees and Expenses shall be paid by the Liquidating Trustee in Cash in accordance with the Liquidating Trust Agreement. The Liquidating Trustee shall also comply with all reporting requirements of the U.S. Trustee. The Liquidating Trustee shall have the authority to employ counsel by order of the Bankruptcy Court upon a duly-filed application in accordance with the Bankruptcy Code and Bankruptcy Rules.
     7. Dissolution of Liquidating Trust
          Upon completion of its function as designated in this Plan and in the Liquidating Trust Agreement, the Liquidating Trust shall be dissolved.

D. Employee Issues
     1. Employees
          As of the Effective Date, the then-current directors, officers and other employees of the Debtors shall be relieved of their positions and corresponding duties and obligations, and shall be deemed terminated “without cause,” including for purposes of any employment agreements or severance obligations, in addition to any rejection of employment agreements or severance obligations in accordance with Article VIII.
     2. Treatment of Employee Benefit Programs
          Except as otherwise provided in this Plan, as soon as practicable following the Effective Date, to the extent not otherwise accomplished prior to the Effective Date, all Employee Benefit Programs shall be deemed terminated in accordance with their terms without further action by the Debtors, the Estate, the Liquidating Trustee, or the Committee. All rights are reserved to assert that the agreements underlying any of the Employee Benefit Programs constitute executory contracts that are rejected pursuant to Article VIII of this Plan. The Liquidating Trustee, in consultation with the Committee, shall take any actions and make payment of the actual amount, if any, required to be contributed to or on account of an employee program to permit the termination of such program and discharge all benefit liabilities to participants and beneficiaries of such program.
E. Dissolution of CUseeMe
     As of the Effective Date, CUseeMe, after having transferred all of its property to the Liquidating Trust pursuant to the Plan, and after having terminated the employment of all employees, if any, shall be deemed dissolved without the necessity for any further actions, except for such administrative actions as may be necessary to carry out the purposes of the Plan and wind-up its affairs; provided, however, that CUseeMe or the Liquidating Trustee shall file with the Secretary of State for its state of incorporation a certificate of dissolution and/or other document necessary for dissolution, which may be executed by an officer of CUseeMe (or the Liquidating Trustee) without the need for approval by the Board of Directors or Equity Interest holders or compliance with non-bankruptcy law.
F. Exemption From Registration
     The shares of New Common Stock issued pursuant to the Plan to holders of Allowed Claims shall be issued pursuant to the exemption contained in section 1145 of the Bankruptcy Code from the requirements of section 5 of the Securities Act of 1933, and other applicable federal, state or local law requiring registration.
G. Amendments to Articles of Incorporation
     On the Effective Date, the Board of Directors of the Reorganized Debtor shall be authorized to amend the Articles of Incorporation and Bylaws to accomplish the following:
     1. Authorize the issuance of fifty million (50,000,000) shares of the Reorganized Debtor’s common stock, fifty million (50,000,000) shares of the Reorganized Debtor’s Series B common stock, and twenty million (20,000,000) shares of the Reorganized Debtor’s preferred stock. The Board of Directors shall determine in their discretion the rights, privileges and restrictions granted or imposed on such shares;
     2. Effect a quasi-reorganization for accounting purposes;
     3. Issue shares to carry out any transaction contemplated in the Plan without solicitation of or notice to shareholders;
     4. Take all action necessary and appropriate to carry out the terms of the Plan, including, but not limited to, a name change for the Reorganized Debtor to U.S. Dry Cleaning Corporation.
     5. Amend the Reorganized Debtor’s Articles of Incorporation and/or Bylaws to provide the maximum indemnification or other protections to the Reorganized Debtor’s officers, directors and agents and employees allowed under applicable law;
     6. In accordance with Section 1123(a)(b) of the Code, include within its charter a provision prohibiting the issuance of nonvoting equity securities;

     7. Institute one or more stock option, stock grant, and director/officer programs to an amount up to twenty percent (20%) of the total issued and outstanding shares of New Common Stock ninety (90) days after the Effective Date.
H. Taking Required Actions
     Without shareholder approval, the Board of Directors of the Reorganized Debtor shall be authorized to take any and all action necessary or appropriate to effectuate any amendments to the Reorganized Debtor’s Certificate of Incorporation and/or Bylaws called for under the Plan and the Board of Directors and officers of the Reorganized Debtor shall be authorized to execute, verify, acknowledge, file and publish any and all instruments or documents that may be required to accomplish same.
V.
THE COMMITTEE
A. Survival of the Committee
     Except as otherwise provided in the Plan, the Committee shall continue, as presently constituted in the Chapter 11 Cases, after the Effective Date and shall exercise the rights and powers set forth in this Article.
B. Rights, Powers and Duties of the Committee
     1. Powers of Committee, Generally
          After the Effective Date and until the Chapter 11 Cases are closed or dismissed, the Committee shall continue to have all the powers and duties provided under section 1103 of the Bankruptcy Code and the Plan. The Committee is also appointed as an additional representative of the Estate under section 1123(b)(3) of the Bankruptcy Code, subject to the limitations set forth in the Plan and the Liquidating Trust Agreement.
     2. Powers of the Committee Over the Liquidating Trustee
          With respect to the Liquidating Trustee, the Committee shall have the power to (a) monitor and supervise the Liquidating Trustee; (b) remove the Liquidating Trustee upon a majority vote of the Committee approving such removal and thirty (30)

days’ written notice to the Liquidating Trustee; (c) appoint a replacement Liquidating Trustee (in the event that the Liquidating Trustee voluntarily resigns or is removed by the Committee) upon a majority vote of the Committee; (d) in the event of a breach by the Liquidating Trustee, take such action as the Committee deems necessary to protect the interests of the Estate or the beneficiaries of the Liquidating Trust; and (e) prosecute Causes of Action on behalf of the Estate, the Liquidating Trust and Liquidating Trustee.
C. Replacement and Removal of Committee Members
     Committee members shall have the right to resign upon ten (10) days’ written notice to the Committee. In addition, a Committee member may be removed if a majority of the entire Committee (not including the named member) finds there is cause, and written notice is provided to the affected member. Cause shall include, but is not limited to:
          (i) Intentional violation of Committee Bylaws;
          (ii) Willful failure to disclose to the Committee facts that give rise to a conflict of interest in any matter upon which the Committee member participates in Committee deliberations or voting;
          (iii) The member no longer holds a General Unsecured Claim against the Estate;
          (iv) The designated representative of the Committee member frequently fails to participate (by telephone or in person) in Committee meetings and telephone conferences, and the Committee, in good faith believes that unsecured creditors would be better served by a replacement; or
          (v) The presence of circumstances that makes the member incapable of representing the interests of unsecured creditors.
     The Bankruptcy Court shall retain exclusive jurisdiction over any dispute between the Committee and the removed member with respect to whether cause for removal exists. Upon resignation or removal, the Committee member shall be discharged from any further duties.

     If a Committee member is removed or resigns, the Committee, by majority vote of the remaining Committee members, shall select a replacement member. The selected replacement shall represent interests similar to those of the removed or resigned member; provided, however, that no Person may be selected as a member of the Committee unless such Person holds a General Unsecured Claim against the Debtors and the Estate.
D. Liability of the Committee and its Members
     1. Standard of Care
          Except in the case of willful misconduct or gross negligence, neither the Committee nor any member thereof shall be liable for any loss or damage by reason of any action taken or omitted by it pursuant to the discretion, power, and authority conferred by the Plan or Bankruptcy Court orders.
     2. No Implied Obligations
          There are no implied covenants or obligations of the Committee or its members except for those that are in the Plan or Confirmation Order.
     3. Advice of Professionals
          In the exercise or administration of any powers granted under the Plan, or in the performance of any of the Committee’s duties and obligations in connection therewith, the Committee may consult with and act directly or through any Professional. Neither the Committee nor its members shall be liable for anything done, suffered or omitted in good faith in accordance with the advice or opinion of any Professional.
     4. Exculpation of the Committee
          The Committee shall have no duties or obligations to the Estate or the Liquidating Trust except as set forth in the Plan and the Confirmation Order.
     5. Indemnification of the Committee
          Neither the Committee nor any Committee member shall be liable to any individual creditor, and shall be liable only to the Estate, for acts or omissions related to performance of its duties for the Estate. The Committee shall be liable to the Estate only for such of its own acts as shall constitute willful misconduct or gross negligence. Except as provided herein, the Committee shall be defended, held harmless, and indemnified by the Estate against any and all losses, claims, costs, expenses, and liabilities (including reasonable legal fees and expenses) asserted by any Person other than the Estate and any costs of defending any action brought by any Person other than the Estate to which the Committee may be subject by reason of its execution in good faith of its duties under the Plan and the Confirmation Order and in a manner the Committee reasonably believes to be in the best interests of the Estate. This indemnity is intended to be and shall be interpreted as providing indemnity to the fullest extent permissible under California law.
E. Employment and Compensation of Committee’s Counsel
     1. After the Effective Date, the employment of Committee’s Counsel by the Estate shall continue post-Confirmation on the same terms and conditions as its employment in the Chapter 11 Cases. Committee’s Counsel shall monitor the post-Confirmation activities of the Liquidating Trust, advise the Committee of such activities and perform all reasonably necessary actions to ensure the execution of the Plan. The Committee may not employ additional Professionals absent an order of the Bankruptcy Court, after a hearing on notice to the Liquidating Trustee, the U.S. Trustee, and parties requesting post-confirmation notice. Committee’s Counsel shall be compensated by the Liquidating Trustee, with such compensation being subject to approval by the Bankruptcy Court on notice to the Committee, the Liquidating Trustee, the U.S. Trustee and parties requesting post-confirmation notice.
     2. Committee members shall serve without compensation, but shall be entitled to reimbursement of reasonable and necessary out of pocket expenses. Committee members shall submit a detailed invoice to the Liquidating Trustee, which invoice shall be paid within thirty (30) days of the submission thereof. If the Liquidating Trustee objects to a portion of the invoice, the Liquidating Trustee shall timely pay the undisputed portion of the invoice and shall reserve monies in the amount of the disputed invoice pending resolution of the objection by (a) written agreement between the member submitting the invoice and the Liquidating Trustee, or (b) resolution of the disputed amount by the Bankruptcy Court pursuant to a Final Order. Committee members shall also be entitled to coverage by an errors and omissions policy to indemnify them against claims, including defense costs, to the same extent as the Liquidating Trustee.
VI.
DISPUTED CLAIMS
A. Objections to Claims
     1. Authority to Prosecute Claim Objections
          Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, and except as expressly provided herein, from and after the Effective Date the Liquidating Trustee and the Committee shall have the exclusive right to file objections to Claims and Equity Interests. As to objections filed by the Debtors or the Committee prior to the Effective Date but not resolved or determined before the Effective Date, the Liquidating Trustee and the Committee shall be vested on the Effective Date with all rights, interests, and authority of the Debtors or the Committee with respect to the objections.
     2. Claims Objection Deadline
          Except as otherwise provided in the Plan, the deadline for objecting to Claims shall be one hundred eighty (180) days after the Effective Date or as may be further extended by order of the Bankruptcy Court; provided, however, that if the holder of the Claim is a debtor under any Chapter of the Bankruptcy Code, then the deadline shall be one hundred eighty (180) days after the Liquidating Trustee or the Committee obtains relief from stay or other relief which will permit the filing of an objection to such Claim.
     3. No Distributions Pending Allowance
          Notwithstanding any other provision of the Plan, no Cash or other property shall be distributed under the Plan on account of any Claim or portion thereof unless and until such Claim or portion thereof becomes Allowed.

     4. Authority to Settle Disputed Claims
          From and after the Effective Date, the Liquidating Trustee and the Committee shall be authorized to compromise or settle, pursuant to Bankruptcy Rule 9019 and section 105(a) of the Bankruptcy Code, Disputed Claims or Equity Interests that are not Allowed hereunder or by Final Order of the Bankruptcy Court in accordance with the following procedures, which shall constitute sufficient notice in accordance with the Bankruptcy Code and the Bankruptcy Rules for compromise or settlement of claims:
          a. If the proposed amount at which the Disputed Claim to be Allowed is less than or equal to $10,000, the Liquidating Trustee or the Committee, as appropriate, shall be authorized and empowered to settle the Disputed Claim and execute necessary documents, including a stipulation of settlement or release, upon (i) the Liquidating Trustee or the Committee’s receipt of the consent (such consent not to be unreasonably withheld) of the Committee in the case of a settlement by the Liquidating Trustee or the consent of the Liquidating Trustee in the case of a settlement by the Committee, or (ii) Bankruptcy Court approval of such settlement after a hearing on notice to the Liquidating Trustee or the Committee, as appropriate, the U.S. Trustee and parties requesting post-confirmation notice; and
          b. If the proposed amount at which the Disputed Claim is to be Allowed is greater than $10,000, the Liquidating Trustee or the Committee (as appropriate) shall be authorized and empowered to settle such Disputed Claim and execute necessary documents, including a stipulation of settlement or release, only upon receipt of Bankruptcy Court approval of such settlement after a hearing on notice to the Liquidating Trustee or the Committee, as appropriate, the U.S. Trustee and parties requesting post-confirmation notice.
B. Setoffs
     The Liquidating Trustee may, in accordance with section 553 of the Bankruptcy Code and applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors or the Estate may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors, the Estate, the Liquidating Trustee or the Committee of any such claims, rights and causes of action that the Debtors or the Estate may possess against such holder.
C. Estimation of Claims
     Subject to the allocation of authority and responsibility provided in the Plan, the Liquidating Trustee or the Committee may at any time request that the Bankruptcy Court estimate, pursuant to section 502(c) of the Bankruptcy Code, any Claim that is contingent, unliquidated, or disputed regardless of whether any party in interest has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, the amount of such estimation will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Liquidating Trustee or the Committee, as appropriate, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any mechanism permitted under the Bankruptcy Code or the Plan.
D. Amendments to Claims
     Prior to the Confirmation Date, a Claim may be amended only as agreed upon by the Liquidating Trustee, the Committee, and the holder of such Claim, or as otherwise permitted by the Bankruptcy Court, the Bankruptcy Rules and applicable law. After the

Confirmation Date, a Claim may be filed only with the authorization of the Bankruptcy Court, and may be amended only with the authorization of the Bankruptcy Court or as agreed upon by the Liquidating Trustee, the Committee, and the holder of such Claim. Any new or amended Claim filed in violation of this paragraph shall be deemed Disallowed in full without any action by the Debtors, the Liquidating Trustee, or the Committee.
VII.
DISTRIBUTIONS
A. Disbursing Agent
     The Liquidating Trustee shall act as the disbursing agent under this Plan. The Liquidating Trustee shall make distributions of Cash and New Common Stock in accordance with the Plan.
B. Claim Distribution Record Date
     The date of record for determining the entitlement of any holder of a Claim is the Claim Distribution Record Date. The Debtors, the Liquidating Trustee, and each of their respective agents, successors, and assigns shall have no obligation to recognize any transfer of Claims occurring after the Claim Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder only with those record holders of Claims as of the Claim Distribution Record Date irrespective of the number of distributions to be made under the Plan to such Persons or the date of such distributions. An assignee of a transferred and assigned scheduled or filed Claim shall be permitted to receive distributions in accordance with the Plan only if the transfer and assignment has been reflected on the Bankruptcy Court’s docket as of the Claim Distribution Record Date.
     1. Disputed Claims Reserve
          On the Effective Date and from time-to-time as further distributions are made, the Liquidating Trustee shall (a) deposit into the Disputed Claims Reserve Account Cash distributions, and (b) reserve shares of New Common Stock for any Disputed

Claims based on the assumption that all such Disputed Claims will be allowed in full, unless the Bankruptcy Court shall estimate that a smaller reserve is sufficient. If the Bankruptcy Court so orders, any claimant whose Claim is so estimated shall have recourse only to the reserve established by the Bankruptcy Court for such claimant’s Disputed Claim, and not to the Debtors, the Estate, the Reorganized Debtor, the Liquidating Trustee, the Liquidating Trust, the Committee or any Person receiving property or distributions under the Plan, even if the Allowed Claim of such Claimant exceeds the maximum estimation of such Claim. THUS, THE BANKRUPTCY COURT’S ESTIMATION OF A DISPUTED CLAIM WILL LIMIT THE DISTRIBUTION TO BE MADE THEREON, REGARDLESS OF THE AMOUNT FINALLY ALLOWED ON ACCOUNT OF SUCH CLAIM. All interest, dividends, and profits earned in the Disputed Claims Reserve Account shall be property of the Estate and shall accrue for the benefit of the Estate, and no holder of any Claim or any Disputed Claim shall have any rights in such interest, dividends, or profits, except as provided in the Plan.
C. Manner of Payment Under the Plan
     Any payments of Cash made by the Liquidating Trustee on account of Allowed Claims pursuant to the Plan may be made either by check or by wire transfer, at the option of the Liquidating Trustee, and drawn on or from the Plan Disbursement Account.
D. Delivery of Distributions and Undeliverable Distributions
     Distributions to holders of Allowed Claims under the Plan shall be made at the address of each such holder as set forth on the Schedules filed with the Bankruptcy Court, unless superseded by a new address as set forth (i) on a proof of claim filed by a holder of the Claim, (ii) in another writing notifying the Liquidating Trustee of a change of address prior to the Claim Distribution Record Date, or (iii) in a request for payment of an Administrative Expense Claim, as the case may be. If any holder’s distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Liquidating Trustee is notified of such holder’s then-current address, at which time all missed distributions shall be made to such holder, without interest.

     Except as provided in the Plan, any distribution of Cash under the Plan on account of an Allowed Claim that is undeliverable to the claimant’s last known address and which is unclaimed (“Unclaimed Property”) shall be deposited into the Disputed Claims Reserve Account to be held for the benefit of the holders of Allowed Claims entitled thereto under the terms of the Plan. Upon presentation of proper proof by a claimant entitled to such Unclaimed Property, the Unclaimed Property due the claimant shall be released from the Disputed Claims Reserve Account and paid to such claimant.
     Notwithstanding the foregoing, one (1) year after the Unclaimed Property is initially distributed, claimants shall cease to be entitled to the Unclaimed Property in which they previously had an interest, and such Unclaimed Property shall then be transferred to the Plan Disbursement Account and distributed in the same manner as other Cash distributions, and the claimant to whom such Unclaimed Property was delivered shall forever be removed as the holder of an Allowed Claim against the Debtors or the Estate and shall receive no distributions under the Plan. Any distribution of New Common Stock under this Plan on account of an Allowed Claim that is undeliverable to the claimant’s last known address and which is unclaimed for one (1) year following the initial distribution shall be cancelled on the books and records of the Reorganized Debtor one (1) year after the New Common Stock is initially distributed under this Plan.
E. Interest on Claims
     Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, interest, fees, costs, and other charges accruing or incurred on or after the Petition Date shall not be paid on any Claim or Equity Interest. With respect to oversecured Claims (see 11 U.S.C. § 506(b)), post-petition interest shall accrue on such Claims at the applicable statutory or contractual non-default rate, as the case may be.
F. Compliance with Tax Requirements
     In connection with the Plan, to the extent applicable, the Liquidating Trustee in making Distributions under the Plan shall comply with all tax withholding and reporting requirements imposed by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. The Liquidating Trustee may withhold the entire distribution due to any holder of an Allowed Claim until such time as such holder provides the necessary information to comply with any withholding requirements of any governmental unit. Any property so withheld will then be paid by the Liquidating Trustee to the appropriate authority. If the holder of an Allowed Claim fails to provide the information necessary to comply with any withholding requirements of any governmental unit within six (6) months from the date of first notification to the holder of the need for such information or for the Cash necessary to comply with any applicable withholding requirements, then the holder’s distribution shall be treated as an undeliverable distribution in accordance with this Plan.
G. Allocation of Distributions
     Distributions to any holder of an Allowed Claim shall be allocated first to the original principal portion of any such Allowed Claim, and then, to the extent the consideration exceeds such amount, to the remainder of such Claim.
H. Fractional Distributions
     Any other provision of the Plan notwithstanding, payments of fractions of dollars shall not be made. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded up. No fractional shares of New Common Stock shall be issued and all fractional shares shall be rounded down to the nearest whole share. Holders of Allowed Claims who would be entitled to fractional shares but for this provision shall receive no consideration therefor because such amount will be de minimis.
I. De Minimis Distributions
     No Cash payment of less than twenty dollars ($20.00) shall be made by the Liquidating Trustee to any holder of an Allowed Claim unless a request therefor is made in writing to the Liquidating Trustee. Any undistributed amount shall be held over to the next distribution date, if any. No distribution of New Common Stock shall be made to any holder of an Allowed Claim of less than five hundred dollars ($500.00) as such distribution will be de minimis.
J. No Distributions On Account of Intercompany Claims
     Notwithstanding anything to the contrary in the Plan, there shall be no distributions on account of Intercompany Claims.
K. Investment of Cash
     The Liquidating Trustee shall invest and deposit Cash only in Allowed Investments and the Accounts referenced in the Plan and Liquidating Trust Agreement. Interest earned on any invested and deposited Cash shall not be payable to any particular Class or Claim, but shall be held generally as Cash of the Estate.
L. Claims Covered by Insurance
     Any Allowed Claim that has available as a source of payment either an insurance policy issued to the Debtors or the Liquidating Trustee or in which either the Debtors, the Liquidating Trustee or the Estate has any rights as named insured or beneficiary, including but not limited to general liability, workers compensation, and automobile insurance, shall receive distributions pursuant to this section. Nothing in the Plan modifies, limits, impairs, or otherwise affects the terms or provisions of any particular insurance policy, program, or agreement, or the nature and extent of coverage thereunder.
     1. Authorized Insurance Payments
          If an insurer stipulates that payment of an Allowed Claim will not affect coverage for other Claims that may be made under the same insurance policy (i.e., aggregate limits are sufficient to cover all such Claims), the claimant may receive payment from said insurer without further order of the Bankruptcy Court. If there is no such stipulation by the insurer (i.e., an aggregate limit may exist), the Liquidating Trustee shall use his best efforts to obtain an order from the Bankruptcy Court authorizing the insurer to exercise either of the following two (2) payment options:

          a. Option A: The insurer shall pay the amount of the Allowed Claim (up to the amount of policy limits) to the claimant if the Bankruptcy Court estimates that total Claims will not exceed the limits of the policy at issue and authorizes payment; or
          b. Option B: The insurer shall pay the amount of the Allowed Claim (up to the amount of the policy or bond limits) to the Estate for Pro Rata distribution to all holders of Allowed Claims whose Claims are insured by the particular insurance policy at issue. Upon said payment, all suits against the insurer based upon, arising out of, or related to the Claim for which payment was made shall be enjoined. The funds paid to the Estate under this section shall be deposited into a separate account, which shall be interest-bearing if possible, and held for payment of only those Allowed Claims that are covered by the insurance policy at issue; and distribution of funds in this account shall be made only when and on such terms as the Bankruptcy Court authorizes.
          c. The Liquidating Trustee or any holder of an Allowed Claim that is covered by an insurance policy may file a motion in the Bankruptcy Court for an order authorizing payment or distribution under this section, on notice to the claimant, the Committee, the Debtors, the Liquidating Trustee, the U.S. Trustee, parties requesting post-confirmation notice in accordance with Article XII of the Plan, the claimant, and the applicable insurance company.
     2. Exhaustion of Insurance
          Distributions on account of Allowed Claims shall be made first from the applicable insurance policies before any distribution is made on account of such Allowed Claims from the Cash in the Estate, including from the Disputed Claims Reserve Account. The Bankruptcy Court may provisionally determine or estimate that a Claim would be covered by an insurance policy, if and to the extent it were an Allowed Claim, in which event the Claim shall be provisionally disallowed and shall not receive any distributions from the Estate or the Disputed Claims Reserve Account pending a determination by an arbitrator, judge, or court of competent jurisdiction as to whether and to what extent such Claim is covered by the insurance policy. The distribution on account of each such Allowed Claim shall be reduced by all payments that the holders of said Allowed Claim receives pursuant to any insurance policy.
     3. Coverage Denied
          a. If an insurer denies coverage of an Allowed Claim, then such Claim shall be treated the same as an Allowed Claim in accordance with the Plan.
          b. If the Estate, or the holder of an Allowed Claim, obtains a recovery from an insurer for an Allowed Claim for which coverage was earlier denied, then the recovery shall be treated the same as a payment on account of distributions made to holders of Allowed Claims in the same Class under this Plan. If the claimant has previously received a distribution of Cash from the Estate on account of its Allowed Claim, such distribution shall be credited against the distribution made on account of Allowed Claims in its Class and, to the extent that the insurance recovery plus the prior distribution exceeds the distribution on account of such Allowed Claim, said surplus shall be retained by the Estate or, if held by the claimant, turned over to the Estate.
     4. Calculation of Claim for Distributions
          In the event an Allowed Claim receives payment from an insurance policy and the holder thereof also seeks distributions of Cash from the Estate, then the aggregate of (a) all payments received on account of said Allowed Claim from any insurance, plus (b) distributions of Cash from the Estate on account of said Allowed Claim, shall not exceed (c) an amount equal to the Cash and New Common Stock said Allowed Claim would have been entitled to under this Plan.
VIII.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
A. Approval of Rejection of Executory Contracts and Unexpired Leases
     All executory contracts and unexpired leases that exist between the Debtors and any Person, whether or not previously listed by the Debtors on their respective Schedule G, shall be deemed rejected on the Effective Date, subject to sections 365(g) and 507(g) of the Bankruptcy Code, except for any executory contract or unexpired lease (a) that has been assumed or rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, or (b) as to which a motion for approval of the assumption of such contract or lease has been filed and served prior to the Confirmation Date. Entry of the Confirmation Order shall constitute the approval, pursuant to section 365(a) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to the Plan.

B.	Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan
     Claims arising out of the rejection of an executory contract or unexpired lease pursuant to the Plan must be filed with the Bankruptcy Court no later than thirty (30) days after the Confirmation Date. Any Claims not filed within such applicable time periods shall be forever barred from assertion and shall receive no Distributions under this Plan.
IX.
SETTLEMENT, EXCULPATION, INDEMNIFICATION AND RELEASES

A.	Exculpation of Plan Proponents and their Agents
     Neither the Debtors, the Committee, nor any of their respective members, officers, directors, employees, representatives, and agents (including, but not limited to any attorneys, advisors, investment bankers and other professionals retained by such Persons) shall have or will incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, or arising out of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan, or the distribution of property under the Plan, except for liability based on willful misconduct as determined by Final Order of the Bankruptcy Court. This provision shall not supercede the “safe harbor” from liability provided by section 1125(e) of the Bankruptcy Code.

B.	Indemnification
     The Estate shall indemnify all of its officers and directors in office on the Confirmation Date from and against any liability to the extent such liability is covered by any insurance policy in which such directors and officers are insured.

C.	Release of Parties Entitled to Indemnification and Exculpation
     All Creditors and Equity Interest holders who vote to accept the Plan shall be deemed to release the members, officers, directors, employees, representatives, and agents of the Debtors and the Committee (including, but not limited to any attorneys, advisors, investment bankers and other professionals retained by such Persons) with respect to all claims, rights and causes of action that could have been brought by or on behalf of such Creditors or Equity Interest holders, whether arising before, on or after the Petition Date, known or unknown, suspected or unsuspected, in law or in equity.
     In addition, the Debtors shall be deemed to release the members, officers, directors, employees, representatives, and agents of the Debtors and the Committee (including, but not limited to any attorneys, advisors, investment bankers and other professionals retained by such Persons) with respect to all claims, rights and causes of action that could have been brought by or on behalf of such Creditors or Equity Interest holders, whether arising before, on or after the Petition Date, known or unknown, suspected or unsuspected, in law or in equity, except for liability based on willful misconduct as determined by Final Order of the Bankruptcy Court.
X.
EFFECT OF CONFIRMATION OF PLAN

A.	Binding Effect of the Plan
     The provisions of this Plan and the Liquidating Trust Agreement shall bind the Debtors, each Creditor, each Equity Interest holder, the Committee, the Liquidating Trustee, and any successor or assign, including a Chapter 7 or Chapter 11 trustee, whether or not the Claim or Equity Interest of such Person arose before or after the Petition Date or the Effective Date, whether or not the Claim or Equity Interest is Impaired under the Plan, and whether or not such Person has accepted the Plan. Except as provided for in the Plan, all property of the Estate is free and clear of all liens, interests in such property, Claims and Equity Interests.

B.	Subordination of Claims
     Nothing in this Plan shall be deemed to release the rights, if any, that the Debtors, the Estate, the Committee, the Liquidating Trustee, or any creditor may have to seek to subordinate any Claim pursuant to section 510 of the Bankruptcy Code.

C.	Term of Bankruptcy Injunction or Stays
     All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until all property of the Estate and all Trust Assets have been distributed in accordance with the Plan and all other actions required by the Plan have been taken. Without limiting the foregoing, except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold or may hold a Claim or an Equity Interest treated or provided for pursuant to the Plan are enjoined, until all Trust Assets have been distributed and the Liquidating Trust has been dissolved, from taking any of the following actions, without leave of the Bankruptcy Court, on account of such Claim or Equity Interest: (i) commencing or continuing, in any manner and in any place, any action or proceeding against the Debtors, the Estate, the Reorganized Debtor, the Liquidating Trust, the Liquidating Trustee, Professionals or the Committee; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree or other order against the Debtors, the Estate, the Liquidating Trust, the Reorganized Debtor, the Liquidating Trustee, Professionals or the Committee; (iii) creating, perfecting or enforcing any lien against property of the Estate or any Trust Asset; (iv) taking any action to obtain possession of property of the Estate or any Trust Asset or to obtain possession of property from the Estate or the Liquidating Trust or to exercise control over the Estate, property of the Estate, the Liquidating Trust or Trust Assets; and (v) commencing or continuing any action or proceeding, in any manner and in any place, that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that injunctions and stays provided under the Plan shall not affect or apply to (i) the filing and prosecution of requests for payment of Administrative Expense Claims in accordance with Article III.B.1.a of the Plan, (ii) adversary proceedings or Claims resolution proceedings commenced in or pending in the Bankruptcy Court, (iii) proceedings commenced in the Bankruptcy Court to enforce provisions of the Plan or with respect to disputes concerning payment of Post-Effective Date Administrative Fees and Expenses, (iv) proceedings pending in courts other than the Bankruptcy Court for the sole purpose of liquidating post-Petition Date Claims, (v) accepting any distributions made in accordance with the Plan or payments on Post-Effective Date Claims, and (vi) settling, adjusting, litigating, paying, or otherwise handling, processing, or administering claims under any insurance programs or policies of the Debtors.

D.	Discharge
     FVC will receive a discharge under this Plan pursuant to and in accordance with the provisions of Section 1141 of the Bankruptcy Code because FVC, following its anticipated Merger with U.S. Dry Cleaning, will survive as the Reorganized Debtor.
XI.
RETENTION OF JURISDICTION

A.	Scope of Jurisdiction
     Notwithstanding confirmation of the Plan or the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, arising in, or related to the Chapter 11 Cases and the Plan to the fullest extent legally permissible, including, without limitation, for the following purposes:
     1. To determine any and all objections to the validity, priority, amount and/or allowance of Claims, and to determine any motion, action or adversary proceeding concerning the classification and/or subordination of Claims;

     2. To determine any and all applications, motions, adversary proceedings, and contested or litigated matters, whether pending before the Bankruptcy Court on the Confirmation Date or instituted after the Effective Date, including, without limitation, the Causes of Action;
     3. To estimate the amount of any Claim and to estimate or determine the amount of Cash reasonably necessary to be deposited in the Disputed Claims Reserve Account and the number of shares of New Common Stock to be reserved on account of any Claim or Disputed Claim;
     4. To determine the extent, validity, priority or amount of any lien asserted against property of the Debtors or the Estate;
     5. To determine matters related to the collection, liquidation, realization upon and enforcement of rights regarding property of the Debtors or property of the Estate;
     6. To enforce, interpret, and modify the Plan, the Liquidating Trust Agreement, or the Confirmation Order to remedy any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Bankruptcy Code;
     7. To determine all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, implementation, consummation, or administration of the Plan, the Liquidating Trust Agreement, and the Confirmation Order;
     8. To enter a final decree closing the Chapter 11 Cases;
     9. To determine such other matters as may arise in connection with the Plan or the Confirmation Order,
     10. To issue orders regarding, and in furtherance of, execution and consummation of the Plan, the Liquidating Trust Agreement and the Confirmation Order;
     11. To hear and determine any disputes regarding assets of the Estate or the Liquidating Trust, wherever located;
     12. To hear and determine any disputes regarding the Liquidating Trustee, the Committee or its members, and to authorize the Liquidating Trustee or the Committee to take certain actions consistent with the Plan, the Liquidating Trust Agreement, and the Confirmation Order;
     13. To authorize and approve, or disapprove, any settlements or compromises of Claims, causes of action, defenses, or controversies asserted by or against the Liquidating Trust and the Estate, and the sale, lease or other disposition of property of the Liquidating Trust and the Estate;
     14. To determine, as is necessary or appropriate under section 505 of the Bankruptcy Code or otherwise, matters relating to tax returns filed or to be filed on behalf of the Debtors or the Estate for all periods through the end of the fiscal year in which the Chapter 11 Cases are closed, including the determination of the amount of basis, depreciation, net operating losses, or other tax attributes of the Debtors or the Estate;
     15. To implement the provisions of this Plan and to enter orders in aid of confirmation of the Plan, including without limitation, appropriate orders to (a) recover all assets of the Estate, (b) determine causes of action which may be asserted by or against the Estate, the Liquidating Trustee, Professionals, or the Committee, (c) determine, under section 541 of the Bankruptcy Code, whether property is property of the Estate, (d) protect the assets of the Estate from creditor action, (e) enter orders enabling Persons to perform acts necessary for consummation of this Plan under section 1142 of the Bankruptcy Code; and (f) enter orders confirming the appointment of a successor or replacement Liquidating Trustee, if required under the Plan, or to appoint a successor or replacement Liquidating Trustee if the Committee is unable to do so;
     16. To enter such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, rescinded or vacated;
     17. To determine motions for the rejection, assumption, or assignment of executory contracts or unexpired leases filed before the Effective Date and the allowance of any Claims resulting therefrom; and
     18. To issue injunctions, make determinations of declaratory relief, or take such other legal or equitable actions or issue such other orders as may be necessary or appropriate to restrain interference with this Plan, the Liquidating Trust Agreement, the Confirmation Order, the Estate, the Debtors, the Reorganized Debtor, the Liquidating Trustee, Professionals, or the Committee.

B.	Abstention
     If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Chapter 11 Cases, including the matters set forth in this Article, this Article shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.
XII.
MISCELLANEOUS ITEMS

A.	Modification/Amendment of Plan and Liquidating Trust
     The Plan Proponents may modify the Plan at any time before the Confirmation Date. However, the Court may require a new disclosure statement and/or re-voting on the Plan if the Plan Proponents modify the Plan before confirmation.
     The Plan Proponents may also seek to modify the Plan at any time after confirmation if (1) the Plan has not been substantially consummated, and (2) the Court authorizes the proposed modifications after notice and a hearing.
     The Liquidating Trust Agreement shall not be amended without the consent of the Plan Proponents or a Final Order of the Bankruptcy Court.

B.	Withdrawal or Revocation.
     The Plan Proponents may withdraw or revoke the Plan at any time prior to the Confirmation Date. If the Plan Proponents revoke or withdraw the Plan prior to the Confirmation Date, or if the Confirmation Date does not occur, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claim by or against the Debtors or the Estate or any other Person or to prejudice in any manner the rights of the Debtors or the Estate or any other Person in any further proceedings involving the Debtors or the Estate.

C.	Result of Stay Pending Appeal/Plan Voidability
     In the event that a stay of the Confirmation Order is issued or in effect, the Plan Proponents may, but are not required or in any way obligated to, declare the Plan null and void. If the Plan Proponents declare the Plan null and void pursuant to this section, they shall file and serve written notice to that effect on all known holders of Claims and Equity Interests against the Debtors and the Estate, the Liquidating Trustee and the U.S. Trustee.

D.	Notices.
     All notices or requests required or permitted to be made in accordance with the Plan shall be in writing and delivered either (a) by first class mail, (b) by facsimile transmission, (c) by electronic mail as an attachment and in a format readable by Adobe Acrobat®, or (d) personally, as follows:

Debtors’ Counsel:	Committee’s Counsel:
Van C. Durrer, II, Esq.	Christopher Alliotts, Esq.
Kurt Ramlo, Esq.	SULMEYERKUPETZ
SKADDEN, ARPS, SLATE, MEAGHER &	A Professional Corporation
FLOM LLP	1080 Marsh Road, Suite 110
300 South Grand Avenue, Suite 3400	Menlo Park, CA 94025
Los Angeles, CA 90071	Telephone: (650) 326-2245
Telephone: (213) 687-5000	Facsimile: (650) 326-5134
Facsimile: (213) 687.5600	E-mail: calliotts@sulmeyerlaw.com
E-mail: vdurrer@skadden.com

Liquidating Trustee:	Committee:
Mr. Gregory Sterling	Ms. Tracy Wemett
Receivers Incorporated	BroadPR, Inc.
718 University Avenue, Suite 213	1770 Massachusetts Avenue, Suite 267
Los Gatos, CA 95032	Cambridge, MA 02140
Telephone: (408) 354-9797	Telephone: (617) 868-5031
Facsimile: (408) 354-9701	Facsimile: (603) 812-3088
E-mail: gsterling@receiversinc.com	E-mail: tracy@broadpr.com

U.S. Trustee:	Reorganized Debtor:
Patricia A. Cutler, Esq.	Martin J. Brill, Esq.
Office of the United States Trustee	Levene, Neale, Bender, Rankin & Brill LLP
235 Pine Street, Suite 700	1801 Avenue of the Stars, Suite 1120
San Francisco, CA 94101	Los Angeles, CA 90067
Telephone: (415) 705-3333	Telephone: (310) 229-1234
Facsimile: (310) 229-1244
E-mail: mjb@lnbrb.com
     Following confirmation of the Plan, general notices will be sent only to those parties listed above. If any other party would like to receive such notices post-

confirmation, that party must make a written request to the Liquidating Trustee and the Committee. Any notice to any holder of a Claim or Equity Interest shall be given at the address set forth in its Proof of Claim or Interest filed with the Bankruptcy Court, or if none, at the address set forth in the Schedules.
     Notice shall be deemed given upon the earlier of (1) if notice is given by facsimile transmission or by overnight delivery service, the first business day after transmissions of facsimile or deposit with the delivery service, (2) if notice is mailed, the third calendar day after deposit in the United States Mail, first class postage prepaid, or (3) if notice is given by electronic mail, the day such transmission is received provided that a hardcopy of the notice is also sent by regular first class mail on the same day.
     Any Person may change the address at which such Person is to receive notices under the Plan by sending written notice, pursuant to the provisions of this section, to the Liquidating Trustee and the Committee, and by filing such notice with the Bankruptcy Court.

E.	Representation of the Debtors
     Upon the Effective Date, the representation of the Debtors by general bankruptcy counsel whose retention was approved by this Court shall terminate and their withdrawal as counsel of record for the Debtors shall be deemed approved by the Court.

F.	Successors and Assigns
     The rights, benefits and obligations of any Person named or referred to in this Plan shall be binding upon and inure to the benefit of any heir, executor, administrator, successor, or assignee of such Person.

G.	Severability
     In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision of the Plan is invalid, void or unenforceable, the Bankruptcy Court shall, with the consent of the Plan Proponents, have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

H.	Governing Law
     Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

I.	Headings
     Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

J.	Saturday, Sunday or Legal Holiday.
     If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day in accordance with Bankruptcy Rule 9006(a), but such payment or act shall be deemed to have been completed as of the required date.

K.	Incorporation of Liquidating Trust Agreement and Exhibits.
     The Liquidating Trust Agreement is essential to and constitutes a material and integral part of this Plan. As such, the Liquidating Trust Agreement is hereby incorporated into this Plan in its entirety by this reference as if set forth in full. All exhibits to the Plan are also hereby incorporated into and are a part of the Plan as if fully set forth herein.

L.	Post-Confirmation Status Report.
     Within 120 days of the entry of the order confirming the Plan, the Liquidating Trustee shall file a status report with the Bankruptcy Court explaining what progress has been made toward consummation of the confirmed Plan. The status report shall be served on the Debtor’s Counsel, the Committee’s Counsel, the U.S. Trustee, and those parties who have requested post-confirmation notice. Further status reports shall be filed every 120 days and served on the same entities.

M.	Post-Confirmation Conversion/Dismissal
     A Creditor or other party in interest may bring a motion to convert or dismiss the case under § 1112(b), after the Plan is confirmed, if there is a default in performing the Plan. If the Bankruptcy Court orders the case converted to Chapter 7 after the Plan is confirmed, then all property that had been property of the Estate or the Liquidating Trust, and that has not been disbursed pursuant to the Plan, will revest in the Chapter 7 estate, and the automatic stay will be reimposed upon the revested property only to the extent that relief from stay was not previously granted by the Bankruptcy Court during this case.

N.	Supremacy Clause
     If any conflict exists between the terms of the Plan and the Disclosure Statement, the terms of the Plan shall control.

O.	Final Decree
     Once the Estate has been fully administered as referred to in Bankruptcy Rule 3022, the Liquidating Trustee, the Committee or other party as the Court shall designate in the Confirmation Order, shall file a motion with the Court to obtain a final decree closing the Chapter 11 Cases.

DATED: August 24, 2005	FIRST VIRTUAL COMMUNICATIONS, INC., a
Delaware corporation, debtor and debtor in
possession

	By:	/s/ Jonathan G. Morgan

Name: Jonathan G. Morgan
Title: President and CEO

DATED: August 24, 2005	CUseeME NETWORKS, INC., a Delaware
corporation, debtor and debtor in possession

	By:	/s/ Jonathan G. Morgan

Name: Jonathan G. Morgan
Title: President and CEO

DATED: August 24, 2005	OFFICIAL COMMITTEE OF UNSECURED
CREDITORS

	By:	/s/ Tracy Wemett

Name: Tracy Wemett, BroadPR, Inc.
Title: Chairperson

DATED: August 24, 2005	SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
A Professional Corporation

	By:	/s/ Van C. Durrer

Van C. Durrer
Kurt Ramlo
Melissa T. Kahn
Attorneys for the First Virtual Communications,
Inc. and CUseeMe Networks, Inc.,
Debtors and Debtors in Possession

DATED: August 24, 2005	SULMEYERKUPETZ
A Professional Corporation

	By:	/s/ Christopher Alliotts

Christopher Alliotts
Attorneys for the Official Committee
of Unsecured Creditors